AGREEMENT FOR THE SALE OF STOCK

THIS AGREEMENT (“Agreement”) is effective as of today, February 13, 2006, by and between Acrongenomics, Inc., a Nevada corporation (“Acron”) and Dr. Eleftherios Georgakopoulos, son of Nickolas, an individual residing at 47-49 Bouboulinas Street, Ag. Paraskevi in Athens, Greece, holder of Greek ID card nr. X 050249 (“Dr. Georgakopoulos”).

WHEREAS, Dr. Georgakopoulos, by duly delivering a written statement to this end, today resigned from the positions he held at Acron to date, i.e. President of the Board, Chief Scientific Officer etc.

WHEREAS, the parties declare that, as of today, they have no other relationship or cooperation except the one mentioned herein.

WHEREAS, Acron and Dr. Georgakopoulos have a difference of opinion regarding the amount of funds that should be expended to develop the Acron so called “NanoJeta Technology”, including the patents listed in Schedule A; and

NOW THEREFORE, the parties, wishing to be bound hereby, are entering into this Agreement to memorialize their agreement regarding the items described above.

1. DEFINITIONS.

A. "Affiliate", with respect to any Person, shall mean at the time in question, any other Person controlling, controlled by or under common control with such Person.

B. "Material Adverse Effect" shall mean a material adverse effect on the assets, liabilities, business, title, property, operations, prospects, results of operations or condition (financial or otherwise) of the relevant Person or applicable asset, as the case may be.

C. "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

D. “Acron shares” shall mean the four million (4,000,000) shares in Acrongenomics, Inc. that Dr. Georgakopoulos has obtained pursuant to a Patent and Asset Acquisition Agreement signed between the parties on May 31st, 2004.

E. “Royalty” shall mean a royalty of fifty percent (50%) over all revenue, of any kind, form or manner, generated from the sale, licensing, production or any other exploitation of the NanoJeta Technology.

2. PURPOSE

On the basis of the representations and warranties herein contained, subject to the terms and conditions set forth herein, Acron agrees to exchange with Dr. Georgakopoulos a Royalty of 50% over all revenue generated from the NanoJeta technology for the four million Acron Shares and the right to use or not use such patents (described on Schedule A) and technology and Dr. Georgakopoulos agrees to exchange the Acron Shares for the 50% Royalty for the NanoJeta Technology.

3. SALE OF STOCK.

Subject to the conditions set forth in this Agreement, Dr. Georgakopoulos shall immediately deliver to Acron:

(i) Title to the four million Acron Shares by virtue of a medallion signature guarantee or other acceptable form of signature guarantee, as may be required by Acron’s transfer agent for the return of the Acron Shares to treasury, on the back of all certificates representing the Acron Shares or on a Power of Attorney that effects transfer of the Acron Shares;

(ii) Written agreement or other form of document whereby Dr. Georgakopoulos grants to Acron the right to use or not use the NanoJeta Technology and the related patents without further consent of or payment of further consideration to Dr. Georgakopoulos.

4. REPRESENTATIONS AND WARRANTIES OF ACRON.

Acron hereby represents and warrants to Dr. Georgakopoulos that:

A. Organization. Acron is a corporation duly organized, validly existing and in good standing, under the laws of the State of Nevada with all requisite power and authority to enter into, and perform its obligations under this Agreement. Acron is duly qualified or otherwise authorized as a corporation to transact business and is in good standing in each jurisdiction in which it transacts business.

B. Royalty. Acron represents that it is its intention to abide by the Royalty granted to Dr. Georgakopoulos hereunder and Acron recognizes that the Royalty shall apply to any and all commercial applications, revenue, consideration or exploitation of the NanoJeta Technology.

5. REPRESENTATIONS AND WARRANTIES OF DR. GEORGAKOPOULOS.

Dr. Georgakopoulos hereby represents and warrants to Acron that:

A. Authority. This Agreement has been duly executed and delivered by Dr. Georgakopoulos and constitutes a valid and binding agreement of Dr. Georgakopoulos, enforceable against him in accordance with its terms. The execution and performance of this Agreement will not violate or result in a breach of, or constitute a default in any agreement, instrument, judgment, order or decree to which Dr. Georgakopoulos is a party or to which the Acron Shares is subject.

B. Consents and Approvals. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof do not require Dr. Georgakopoulos to obtain any consent of, approval or action of, or make any filing with or give any notice to, any Person.

C. Title. Dr. Georgakopoulos holds good and full title to the Acron Shares and the Acron Shares shall be delivered pursuant to the terms hereof with good and full title and no encumbrances or liens of any sort thereon.

6. COVENANTS AND AGREEMENTS.

A. Litigation. From the date hereof through the delivery of the shares to Acron, Dr. Georgakopoulos shall promptly notify Acron of any actions or proceedings that are threatened against the Acron Shares.

B. Further Assurances. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provision hereof and the transactions contemplated hereby.

C. Lack of Litigation. No action, suit or proceeding shall have been instituted and be continuing or be threatened by any Person to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, or that has or could have a Material Adverse Effect on Acron’s title to or ability to sell the NanoJeta Technology.

D. Specific Covenants by Dr. Georgakopoulos. Dr. Georgakopoulos covenants with Acron that following the Closing it shall undertake to complete the following actions or comply with the following:

(1) Disassociation. Dr. Georgakopoulos shall not engage in any activity or produce or allow production of any written document that refers to, directly or indirectly, the name of Acrongenomics Inc., without the prior written consent of Acron.

(2) Confidential Information.

(a) Dr. Georgakopoulos acknowledges that as a senior member of Acron’s management, Dr. Georgakopoulos had access to and acquired information ("Information") about certain matters which are confidential to Acron, which Information is the exclusive property of Acron, and includes but is not limited to, the following:

(i) Trade secrets;

(ii) Lists of present and prospective customers;

(iii) Financial information, including but not limited names and contact information of Acron’s investors, potential investors and other business contacts and business acquaintances;

(iv) Business plans, forecasts and market strategies; and

(v) Discoveries, inventions, research and development, formulas and technology which is not included in the NanoJeta Technology as defined above (the items mentioned in this subparagraph (5) are referred to in this Agreement as "Works").

(b) Dr. Georgakopoulos acknowledges that the Information could be used to the detriment of Acron and that its disclosure could cause irreparable harm to Acron. Accordingly, Dr. Georgakopoulos undertakes to treat confidentially all Information and not to disclose it to any third party or to use it for any purpose during the term of this Agreement, plus a period of two (2) years following the date of termination or expiration of this Agreement, except with the written permission of Acron.

(c) Dr. Georgakopoulos acknowledges that Acron owns all Works and he hereby waives any and all rights (legal, moral, ethical, etc.) to any such Works.

(d) All notes, data, tapes, reference items, reports, sketches, drawings, memoranda, records, diskettes and other materials in any way relating to any of the Information or Works or to Acron's business produced by Dr. Georgakopoulos or coming into his possession by or through his position with Acron, belong exclusively to Acron and Dr. Georgakopoulos agrees to turn over to Acron all copies of any such materials in Dr. Georgakopoulos' possession or under his control upon execution of this Agreement.

(3) Non-Competition

(a) Dr. Georgakopoulos acknowledges and agrees that, as President of Acron, Dr. Georgakopoulos obtained knowledge of and a close working relationship with Acron's potential customers, clients and investors, which would injure Acron if made available to a competitor or used for competitive purposes by any Person, including but not limited to Dr. Georgakopoulos.

(b) Dr. Georgakopoulos agrees that for a period of twenty-four (24) months from the date of this Agreement, Dr. Georgakopoulos will not, within the geographical area of Europe or the United States, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, officer, director, or as a representative for any person, firm, association, organisation, syndicate, company or corporation, or in any manner whatsoever, carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed in a business which is the same as, or directly competitive with, the business of Acron, including, but without limiting, any business relating to the development, production, sales or marketing of biomedical devices using nano-technology.

(4) Non-Solicitation

Dr. Georgakopoulos further agrees that during the period of twenty-four (24) months following the date of this Agreement, Dr. Georgakopoulos will not hire or take away or cause to be hired or taken away any employee or consultant of Acron for the purposes of employment in any business related to or competitive with the business of Acron.

10. MISCELLANEOUS.

A. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, courier, or facsimile transmission addressed as follows:

To Acron:

Acrongenomics Inc.

1530 9th Avenue, S.E.

Calgary, Alberta T2G 0T7

Facsimile: 001 403-272-3620

With a copy to:

W. Scott Lawler, Esq.

41877 Enterprise Circle North, Suite 220

Temecula, California 92590

Facsimile: 001-951-506-8877

To Dr. Georgakopoulos:

Dr. Leftherios Georgakopoulos

47-49 Bouboulinas Street,

Ag. Paraskevi, Athens, Grece

Facsimile:

With a copy to:

Elefthrios Levantis

Karneadou str. 34 – 36

GR - 10675, Kolonaki

Facsimile: +30 210 7211841

or to any other address which may hereafter be designated by a party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt by the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

B. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal or enforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal and unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

C. Attorney's Fees. If any legal action or other proceeding (non-exclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of a dispute among the parties hereto, any successful or prevailing party will be entitled to recover reasonable attorney's fees (including fees for appeals and collection) and other expenses incurred in such action or proceeding, in addition to any other relief to which such party may be entitled.

D. Counterparts. It is understood and agreed that this Agreement may be executed in any number of identical counterparts, each of which may be deemed an original for all purposes.

E. Further Assurances. At any time, and from time to time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to the subject shares transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

F. Broker's and Finders' Fee. Acron and Dr. Georgakopoulos warrant that neither has incurred any liability, contingent or otherwise, for brokers' or finders' fees or commissions relating to this Agreement for which the other shall have responsibility. Except as otherwise provided herein, all fees, costs and expenses incurred by either party relating to this Agreement shall be paid by the party incurring the same.

G. Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the consummation of the transactions contemplated hereunder, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

H. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

I. Governing Law. This Agreement shall be governed by the laws of the State of Nevada applicable herein.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the day and the year first above written.

ACRONGENOMICS, INC.,

DR. ELEFTHERIOS GEORGAKOPOULOS

a Nevada corporation

By: /s/ ConstantinePoulios

Name: ConstantinePoulios

Title: Vice President

By:  /s/ Eleftherios Levantis

Name:  Eleftherios Levantis

Lawyer for ELEFTHERIOS

Signed and Sealed